QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

        SECOND SUPPLEMENTAL INDENTURE dated as of July 26, 2002, between The New York Times Company, a company duly organized and existing under the laws of the State of New York (the "Company"), having its principal office at 229 West 43rd Street, New York, New York 10036, and JPMorgan Chase Bank (formerly known as Chemical Bank), a corporation duly organized and existing under the laws of the State of New York, as Trustee (the "Trustee").

W I T N E S S E T H

        WHEREAS, the Company heretofore executed and delivered to the Trustee an Indenture dated as of March 29, 1995 (as supplemented by a First Supplemental Indenture dated as of August 21, 1998 and as it may be further supplemented or amended from time to time by one or more additional indentures supplemental thereto entered into pursuant to the applicable provisions thereof, being hereinafter called the "Indenture"; all capitalized terms used herein which are not otherwise defined herein have the meanings ascribed thereto in the Indenture), providing for the issuance of the Company's unsecured debentures, notes or other evidences of indebtedness (the "Securities"); and

        WHEREAS, Section 901(5) of the Indenture provides, inter alia, that the Company and the Trustee may amend certain provisions of the Indenture or the Securities without the consent of any of the Holders, provided that any such amendment does not apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision; and

        WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article I hereof; and

        WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done;

        NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH, that, for and in consideration of the premises, the Company agrees with the Trustee as follows:

ARTICLE I

Amendments of Indenture

        Section 1.01 Effect.    The amendments set forth in this Article I shall apply only in respect of Securities of any series created after July 26, 2002 pursuant to the Indenture.

        Section 1.02 Definitions.    Subject to Section 1.01 hereof, Section 101 of the Indenture is hereby amended by deleting the definition of "Subsidiary" in its entirety and by substituting therefor a new definition reading as follows:

          "Subsidiary" means (i) any corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or (ii) any other Person (other than a corporation), including a limited liability company, in which the Company, a Subsidiary of the Company or the Company and/or one or more other Subsidiaries, has a more than 50% ownership interest. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

        Section 1.03 Limitations on Liens.    Subject to Section 1.01 hereof, Section 1008 of the Indenture is hereby amended by:

  (i)
  inserting the phrase "or other Person" in subsection (2) thereof (x) after "...or guaranteed by any corporation", (y) after "...the time such corporation" and (z) after "...contemplation of, such corporation";

  (ii)
  amending the phrase "within 180 days..." in subsection (3) thereof to be "within one year...";

  (iii)
  inserting the phrase "or other Person" in subsection (5) thereof (x) after "...property of a corporation" and (y) after "...time such corporation"; and

  (iv)
  amending the phrase "does not exceed 10% of the shareholders' equity..." in the last paragraph thereof to be "does not exceed 20% of the shareholders' equity...".

ARTICLE II

Miscellaneous Provisions; Governing Law; Acceptance by Trustee

        Section 2.01 Instruments to be Read Together.    This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Second Supplemental Indenture shall henceforth be read together.

        Section 2.02 Confirmation.    The Indenture as amended and supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

        Section 2.03 Counterparts.    This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

        Section 2.04 Effectiveness.    The provisions of this Second Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Section 904 of the Indenture, provided that the amendments set forth in this Second Supplemental Indenture shall apply only in respect of Securities of any series created after July 26, 2002 pursuant to the Indenture.

        Section 2.05 Governing Law.    This Second Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York.

        Section 2.06 Acceptance by Trustee.    The Trustee accepts the amendments of the Indenture effected by this Second Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity of this Second Supplemental Indenture or the proper authorization or the due execution hereof by the Company.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

THE NEW YORK TIMES COMPANY
[corporate seal]
	By	/s/ R. ANTHONY BENTEN Name: R. Anthony Benten Title: Treasurer
ATTEST:
/s/ RHONDA L. BRAUER Name: Rhonda L. Brauer Title: Assistant Secretary
JPMORGAN CHASE BANK, as Trustee
[corporate seal]
	By:	/s/ R. LORENZEN Name: R. Lorenzen Title: Assistant Vice President
ATTEST:
/s/ DIANE DARCONTE Name: Diane Darconte Title: Trust Officer

STATE OF NEW YORK	)
	)	SS.:
COUNTY OF NEW YORK	)

        On this 26th day of July, 2002, before me personally appeared R. Anthony Benten, the subscriber to me known, who, being by me duly sworn, did depose and say that he is the Treasurer of The New York Times Company, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.

        Acknowledged and sworn to before me on the date above written.

/s/ Kathleen Corey Notary Public My commission expires:
KATHLEEN COREY Notary Public, State of New York No. 30-4916026 Qualified in New York County Commission Expires Dec. 21, 2005
STATE OF NEW YORK	)
	)	SS.:
COUNTY OF NEW YORK	)

        On this 26th day of July, 2002, before me personally appeared R. Lorenzen, the subscriber to me known, who, being by me duly sworn, did depose and say that he or she is the Assistant Vice President of JPMorgan Chase Bank, one of the corporations described in and which executed the foregoing instrument; that he or she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he or she signed his or her name thereto by like authority.

        Acknowledged and sworn to before me on the date above written.

/s/ Annabelle DeLuca Notary Public My commission expires:
ANNABELLE DELUCA Notary Public, State of New York No. 01DE5013759 Qualified in Kings County Commission Expires July 15, 2003

QuickLinks

SECOND SUPPLEMENTAL INDENTURE
ARTICLE I Amendments of Indenture
ARTICLE II Miscellaneous Provisions; Governing Law; Acceptance by Trustee